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                                                                   EXHIBIT 10.32

                         SEVERANCE AND RELEASE AGREEMENT

         This SEVERANCE AND RELEASE AGREEMENT (the "Agreement") is entered into between SystemSoft Corporation, on its own behalf and on behalf of its officers, agents, directors, employees, subsidiaries, affiliates, assigns and successors (collectively, "SystemSoft" or the "Company") and David P. Sommers (on your own behalf and on behalf of your heirs, executors, administrators, and assigns) regarding the termination of your employment with SystemSoft.

         In consideration of the mutual covenants and undertakings set forth herein, you and SystemSoft hereby agree as follows:



     1. Your employment with SystemSoft will end as of July 31, 1997 (the "Termination Date"). You will continue to provide services to SystemSoft in your current capacity as Senior Vice President, Treasurer and Chief Financial officer until the Termination Date.

     2. You will notify SystemSoft within one week of accepting new employment of the name and address thereof, provided that the beginning date of such employment is within 12 months from the Termination Date.

     3. You will not disclose or use any of SystemSoft's confidential information or confidential information entrusted to SystemSoft by others to any non-SystemSoft person, corporation, or other entity. SystemSoft's confidential information includes matters not generally known outside of SystemSoft, such as experimentation, research and developments relating to existing and future products and services marketed or used by SystemSoft, and also any information relating to the general business operations of SystemSoft (i.e., sales, products, market opportunities, costs, profits, organizations, customer lists, pricing methods, etc.). In the event you hear of SystemSoft confidential information from a third party, you agree not to disclose such confidential information.

     4. You will settle all expense accounts and advances made by SystemSoft to you and complete all other procedures required of terminating employees by July 31, 1997. SystemSoft shall pay all reasonable and documented expenses incurred by you prior to July 31, 1997. You will return to SystemSoft all property provided by SystemSoft to you including all credit, identification, and entry cards and all documents, records, papers, notebooks, and other materials and copies thereof (regardless of the medium on which the copy is made) related to or including any information which is confidential to SystemSoft. As the sole exception to the foregoing, SystemSoft will, as of the Effective Date of this Agreement, transfer title to you of a Compaq desktop PC, NEC Versa notebook PC, mobile phone and pager all of which you acknowledge are in your possession. You shall delete all SystemSoft confidential computer files residing on the two personal computers which will be transferred to you as provided for herein.

     5. SystemSoft, while expressly denying the commission of any wrongful act, including but not limited to any violations of any federal, state or local fair employment practice law, or other employment practice law, or other employer duty or other employment-related obligation (all of


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         which are hereinafter referred to as "employment relations laws") or other equity, will provide the following:

         a. Commencing on the Effective Date, with the first payment on August 15, 1997, semi-monthly payments of $6250 for the first twelve months after the Termination Date. Your entitlement to these separation payments will terminate if you breach your obligations to the Company pursuant to Sections 3, 4 and 11 of this Agreement. Such a breach by you will, among other things, relieve SystemSoft of its obligations to you under this Agreement regardless of when said breach occurs. You agree to seek comparable alternative employment within 30 days of the Effective Date of this Agreement. If you secure and begin other employment as a senior executive (VP level or CFO), then during the second six month period during the twelve months following the Termination Date, all payments payable to you hereunder will cease. Each payment made shall be less any amount required of SystemSoft by law to be withheld or elected to be withheld by you on a voluntary basis. For purposes of Paragraphs 2 and 5(a) of the Agreement, being "employed" or "employment" means having a common law employment relationship with another entity or engaging in any other comparable position such as independent contractor for, owner of, consultant to, or partner with or of another entity. Notwithstanding anything to the contrary in this Agreement, your failure to attempt to find other employment will not entitle SystemSoft to discontinue payment under Paragraph 5 (a) or to cease to provide continuation of benefits as described in Paragraphs 5(b) and 5( c).

         b. The Termination Date will be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will receive COBRA information under separate cover. However, commencing on the Effective Date, and for the period during which you receive the above-referenced semi-monthly payments from the Company, the Company will continue to make its contribution to your dental insurance coverage on the same terms and conditions available to active Company employees. Group universal life insurance and disability insurance coverage in effect at the Termination Date may be continued for a maximum of twelve (12) months thereafter in accordance with the terms of those policies. SystemSoft agrees to pay your Officers Life Insurance and Disability Policies for a 12 month period from the Termination Date.

         c. Continuation of your participation in the SystemSoft Corporation 401(k) Plan for as long as payments continue to you under this Agreement. Thereafter, your rights in the Plans shall be determined under the terms of the Plan.

         d. As of the Effective Date, a payment of $64,000 in aggregate over six months, in semi-monthly payments of $5,333 beginning August 15, 1997, subject to all applicable taxes, in exchange for cancellation of 7500 options (option grant 635) on July 24, 1996 and any other compensation that may have been due you.


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         e.   You acknowledge that you have been granted the following options:

              Grant #    Grant Date       Type               Granted        Vested at May 31, 1998
              -------------------------------------------------------------------------------------
              510          2/27/96         ISO                39,584         22,266
              511          2/27/96          NQ*               50,000         50,000
              513          2/27/96          NQ                10,416          5,859
              557          4/15/96          NQ*               12,834          6,418
              559          4/15/96          NQ                13,698          6,850
              560          4/15/96          NQ                10,738          5,370
              561          4/15/96          NQ                 2,500          1,250
              562          4/15/96         ISO                   230            116

         The Option Grant Number 511 shall be immediately vested on the Effective Date. You will be able to exercise Option Grants 510, 513, 557, 559, 560, 561 and 562 in accordance with their original vesting schedules until August 31, 1998.

         * Originally incorrectly issued as ISO. They are correctly classified as Non-Qualified options.

              You shall be appointed to the SystemSoft Corporation Advisory Committee for not less that 10 months after the Termination Date, during which time any options granted to you shall not be canceled and the vesting thereof shall continue. In your capacity as a member of the SystemSoft Advisory Committee, you will provide assistance to the Company on an as needed basis. Such assistance shall be limited to reasonable amounts of your time and shall take place at mutually convenient schedules.

         f. Commencing on the Effective Date and ending three months thereafter, you may direct SystemSoft in writing to make a payment not in excess of $16,500 to an out-placement service firm. This payment will be made upon receipt of a proper invoice and shall be for out-placement counseling services at prevailing industry rates. If you make this election, you authorize SystemSoft to deduct this payment from the final two gross payments due you under Section 5 (d) until that amount is repaid.

         g. SystemSoft will permit you to maintain access to your existing US mail. SystemSoft will hold your personal mail for you at SystemSoft's reception desk or mail it to you once per week at your option. SystemSoft will also maintain your voice account for a period of three months after the Termination Date.

     6. In exchange for the consideration set forth above and for other good and valuable consideration receipt and sufficiency of which is hereby acknowledged:

         a. You and your agents, insurers, representatives, assigns, heirs, estates, executors, administrators, successors and attorneys hereby accept the foregoing, in full and complete waiver, release, and satisfaction of any and all claims of any kind or description that you have or may have had or may have through the date you execute the Agreement against SystemSoft


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              and/or its officers, benefit plans (including benefit plan fiduciaries, trustees, administrators and sponsors), attorneys, trustees, insurers, directors or employees including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief including any right to or claim arising out of a right, to re-employment. You also hereby release SystemSoft from liability for such claims and waive any other rights relating to your employment, or your termination from employment, with SystemSoft.

          b. You represent that you have not filed any complaints, administrative charges and/or lawsuits or proceedings against SystemSoft based upon claims released in Paragraph 6(a), with any local, state or federal court or agency and further that you have not assigned or transferred to any person any portion of any claim which is released or waived by this Agreement; and

          c. We agree to issue on a press release regarding your separation from the Company. A copy of the release is attached hereto as Exhibit A.

          d. A personal reference statement to be provided future employers and others upon authorization by you will be consistent with the press release. SystemSoft will instruct its officers and directors that this is the only statement to be made about your employment by the Company.

     7. SystemSoft hereby acknowledges that the foregoing is in full and complete waiver, release and satisfaction of any and all claims of any kind or description that SystemSoft has or may have had or may have against you through the date you execute the Agreement, including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for other monetary or equitable relief, and SystemSoft hereby expressly releases you from liability from such claims. However, this release shall have no force or effect as to claims, if any, by SystemSoft that you violated any of the provisions of this Agreement. The Company will provide you with indemnification rights in accordance with the Company's Certificate of Incorporation and by-laws in effect on the date hereof, to the same extent available to the Company's officers and directors.. In the event that the applicable indemnity in the Certificate of Incorporation and by-laws are amended by the Company's Board of Directors, such amendments shall apply to you as well. In all policies of liability insurance for directors and officers, you will be covered for acts occurring during your period of employment with the Company.

     8. You accept the payments and benefits set forth in Paragraphs 4 and 5 as full and complete payment, settlement, consideration, accord and/or satisfaction of any and all obligations of the Company arising out of your employment, including, but not limited to, any and all claims for vacation time and all other compensation and benefits such as stock, stock options, severance pay, commissions, bonuses, car allowance payments, deferred compensation payments, expenses (including, without limitation, travel, moving and/or housing-related expenses), contractual obligations and all other payments, compensation or reimbursements of any kind.

     9.  a. You acknowledge that you have been informed that since you are forty
         (40) years of age or older, you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.
         C. Section 621 et seq., as amended. In consideration of the amounts


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         and benefits described in Paragraphs 5 and 7 of this Agreement, which are in addition to anything of value to which you are already entitled, you specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.

         b. You were advised by the Company of your right to consult with an attorney prior to executing this Agreement and you consulted with an attorney prior to July 1, 1997.

         c. You were advised when presented by the Company with the initial draft of this Agreement prior to July 1, 1997, that you had at least twenty-one (21) days within which to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, until the close of business on July 22, 1997.

         d. The parties hereby agree that the twenty-one (21) day period referenced in subsection (c) of this Paragraph will not be affected or extended by any revisions which might be made to the initial draft of this Agreement.

     10. It is further agreed by you and SystemSoft that the consideration paid by SystemSoft hereunder is in return for specific performance by you of each and every one of your obligations under this Agreement, and that SystemSoft will seek and is entitled to specific performance by you in the event of a violation of any such obligation by you, in addition to all other remedies available to SystemSoft.

     11. Neither you nor SystemSoft shall release, reveal, publish, cause to be published, publicize, discuss, or otherwise disclose the terms of the Agreement except as provided for herein and in Paragraph 12 of the Agreement and to your family, accountants, and attorneys and except as you or SystemSoft may be obligated to disclose on account of statutory, regulatory, or other legal requirements. Both SystemSoft and you agree not to publicly criticize or discuss, except as mutually agreed, nor make any derogatory comments regarding, the facts and circumstances leading to your departure from SystemSoft, but you may state that your departure was voluntary. You further agree not to disparage in any way the Company and/or its officers, directors, employees, shareholders, operations, finances, business and/or products in any way. SystemSoft further agrees not to disparage you in any way. Notwithstanding anything to the contrary in this Agreement, nothing herein will prevent you from answering questions from a duly authorized government agent acting in his or her official capacity.

     12. The terms of the Agreement including all facts, circumstances, statements or documents relating thereto, shall not be admissible for any purpose in any litigation in any forum other than to secure enforcement of the terms and conditions of the Agreement.

     13. The Agreement has been reached by mutual accord of the parties hereto, and the parties by their signatures indicate their full agreement and understanding of its terms.

     14. The Agreement includes all of the agreements of the parties relative to your termination, and supersedes any prior agreements or representations between the parties as to the subjects covered.. This Agreement has no precedential effect, value, or impact whatsoever as to any person not a party to it.


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     15. Should any provision or part of any provision of this Agreement be found by a duly authorized court or forum to be legally unenforceable and/or against public policy, such unenforceability shall not prevent enforcement of the remaining provisions or parts of this Agreement.

     16. The Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts. Any action to bring and try any dispute concerning the enforcement or interpretation of this Agreement shall be done in an appropriate court located in the Commonwealth of Massachusetts, and the parties hereby consent to the jurisdiction of any such court for that purpose.

     17. You may revoke this Agreement for a period of seven (7) days following its execution and this Agreement will not become effective or enforceable until this revocation period has expired (the "Effective Date").

         IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

         SYSTEMSOFT CORPORATION                      DAVID P. SOMMERS

          /s/  Paul J. Pedevillano                    /s/  David P. Sommers
         -------------------------                   -------------------------
         By:                                         David P. Sommers
         Paul J. Pedevillano
         ----------------------
         Print Name:
                7-16-97                                        7-16-97
         ----------------------                      --------------------------
         Date                                        Date


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David P. Sommers acknowledges that he was informed and understands that he has at least 21 days within which to consider the attached Agreement/Waiver, has consulted with an attorney regarding such Agreement and has considered carefully every provision of the Agreement, and that after having engaged in those actions, prefers to and has requested that he enter into the Agreement/Waiver prior to the expiration of the 21-day period.



Dated:    7/16/97                                 David P. Sommers
      _____________________________               ___________________________
                                                  David P. Sommers


Dated:    7/16/97                                 Paul J. Pedevillano
      _____________________________               ___________________________
                                                  Witness